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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*


                          EXFO Inc. / EXFO inc.
                 ----------------------------------------
                            (Name of Issuer)

                 Subordinate Voting Shares, no par value
                 ----------------------------------------
                     (Title of Class of Securities)

                                302046107
                 ----------------------------------------
                             (CUSIP Number)

                            December 31, 2019
                 ----------------------------------------
        (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP No.:  302046107                     13G                     Page 2 of 11
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1   NAME OF REPORTING PERSON
    Harold W. Berry III
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION
    North Carolina
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                                              5  SOLE VOTING POWER

    NUMBER OF SHARES                          --------------------------------
      BENEFICIALLY                            6  SHARED VOTING POWER
       OWNED BY                                  1,308,413
         EACH                                 --------------------------------
       REPORTING                              7  SOLE DISPOSITIVE POWER
        PERSON
         WITH                                 --------------------------------
                                              8  SHARED DISPOSITIVE POWER
                                                 1,308,413
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,308,413
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.5%
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12  TYPE OF REPORTING PERSON
    IN, HC
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CUSIP No.:  302046107                     13G                     Page 3 of 11
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1   NAME OF REPORTING PERSON
    Harber Asset Management LLC
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
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                                              5  SOLE VOTING POWER

    NUMBER OF SHARES                          --------------------------------
      BENEFICIALLY                            6  SHARED VOTING POWER
       OWNED BY                                  1,308,413
         EACH                                 --------------------------------
       REPORTING                              7  SOLE DISPOSITIVE POWER
        PERSON
         WITH                                 --------------------------------
                                              8  SHARED DISPOSITIVE POWER
                                                 1,308,413
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,308,413
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.5%
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12  TYPE OF REPORTING PERSON
    HC, CO
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CUSIP No.:  302046107                     13G                     Page 4 of 11
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1   NAME OF REPORTING PERSON
    Harber Capital LLC
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
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                                              5  SOLE VOTING POWER

    NUMBER OF SHARES                          --------------------------------
      BENEFICIALLY                            6  SHARED VOTING POWER
       OWNED BY                                  1,308,413
         EACH                                 --------------------------------
       REPORTING                              7  SOLE DISPOSITIVE POWER
        PERSON
         WITH                                 --------------------------------
                                              8  SHARED DISPOSITIVE POWER
                                                 1,308,413
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,308,413
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.5%
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12  TYPE OF REPORTING PERSON
    IA, CO
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CUSIP No.:  302046107                     13G                     Page 5 of 11
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1   NAME OF REPORTING PERSON
    Graham Growth Partners, L.P.
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
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                                              5  SOLE VOTING POWER

    NUMBER OF SHARES                          --------------------------------
      BENEFICIALLY                            6  SHARED VOTING POWER
       OWNED BY                                  297,453
         EACH                                 --------------------------------
       REPORTING                              7  SOLE DISPOSITIVE POWER
        PERSON
         WITH                                 --------------------------------
                                              8  SHARED DISPOSITIVE POWER
                                                 297,453
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    297,453
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    1.2%
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12  TYPE OF REPORTING PERSON
    PN
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CUSIP No.:  302046107                     13G                     Page 6 of 11
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1   NAME OF REPORTING PERSON
    Graham Institutional Partners, LP
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
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                                              5  SOLE VOTING POWER

    NUMBER OF SHARES                          --------------------------------
      BENEFICIALLY                            6  SHARED VOTING POWER
       OWNED BY                                  851,549
         EACH                                 --------------------------------
       REPORTING                              7  SOLE DISPOSITIVE POWER
        PERSON
         WITH                                 --------------------------------
                                              8  SHARED DISPOSITIVE POWER
                                                 851,549
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    851,549
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    3.6%
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12  TYPE OF REPORTING PERSON
    PN
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CUSIP No.:  302046107                     13G                     Page 7 of 11
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1   NAME OF REPORTING PERSON
    Graham Partners, L.P.
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [X]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
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                                              5  SOLE VOTING POWER

    NUMBER OF SHARES                          --------------------------------
      BENEFICIALLY                            6  SHARED VOTING POWER
       OWNED BY                                  159,411
         EACH                                 --------------------------------
       REPORTING                              7  SOLE DISPOSITIVE POWER
        PERSON
         WITH                                 --------------------------------
                                              8  SHARED DISPOSITIVE POWER
                                                 159,411
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    159,411
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.7%
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12  TYPE OF REPORTING PERSON
    PN
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CUSIP No.:  302046107                     13G                     Page 8 of 11
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ITEM 1(a).	NAME OF ISSUER:

		EXFO Inc.

ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

		400 Godin Avenue
		Quebec, Quebec  G1M 2K2
		Canada

ITEM 2(a).	NAME OF PERSON FILING:

		This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

		(i)	Harold W. Berry III ("Mr. Berry")
		(ii)	Harber Asset Management LLC ("HAM")
		(iii)	Harber Capital LLC ("Capital")
		(iv)	Graham Growth Partners, L.P. ("GRGR")
		(v)	Graham Institutional Partners, LP ("GRIP")
		(vi)	Graham Partners, L.P. ("GP")

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

		The principal business office of the Reporting Persons filing this Schedule 13G is located at 780 Third Avenue, Suite 1500, New York, New York 10017.

ITEM 2(c).	CITIZENSHIP:

		(i)	Mr. Berry	North Carolina
		(ii)	HAM		Delaware limited liability company
		(iii)	Capital		Delaware limited liability company
		(iv)	GRGR		Delaware limited partnership
		(v)	GRIP		Delaware limited partnership
		(vi)	GP		Delaware limited partnership

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

		Subordinate Voting Shares

ITEM 2(e).	CUSIP Number:

		302046107

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CUSIP No.:  302046107                     13G                     Page 9 of 11
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ITEM 3.		IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or
		13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:

		(a) [ ] Broker or dealer registered under section 15 of
			the Act (15 U.S.C. 78o);
		(b) [ ] Bank as defined in section 3(a)(6) of the Act
			(15 U.S.C. 78c);
		(c) [ ] Insurance company as defined in section 3(a)(19)
			of the Act (15 U.S.C. 78c);
		(d) [ ] Investment company registered under section 8 of
			the Investment Company Act of 1940 (15 U.S.C 80a-8);
		(e) [X] An investment adviser in accordance with
			Section 240.13d-1(b)(1)(ii)(E);
		(f) [ ] An employee benefit plan or endowment fund in accordance
			with Section 240.13d-1(b)(1)(ii)(F);
		(g) [ ] A parent holding company or control person in accordance
			with Section 240.13d-1(b)(1)(ii)(G);
		(h) [ ] A savings associations as defined in Section 3(b) of the
			Federal Deposit Insurance Act (12 U.S.C. 1813);
		(i) [ ] A church plan that is excluded from the definition of an
			investment company under section 3(c)(14) of the
			Investment Company Act of 1940 (15 U.S.C. 80a-3);
		(j) [ ] A non-U.S. institution in accordance with
			Section 240.13d-1(b)(1)(ii)(J);
		(k) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(K).
			If filing as a non-U.S. institution in accordance with
			Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

ITEM 4.		OWNERSHIP:

		The information in items 1 and 5 through 11 on the preceding cover pages (pgs. 2 through 7) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.   	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          	If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class
		of securities check the following.	[_]

ITEM 6.		OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
		PERSON:

		Not applicable

ITEM 7.		IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
		ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
		HOLDING COMPANY:

		Mr. Berry is the Managing Member of Harber Asset Management LLC ("HAM") and Harber Capital LLC ("Capital"). Capital is the Investment Manager and HAM is the General Partner of the following limited partnerships, each of which owns less than 5% of the issuer's securities:

		(i)	Graham Growth Partners, L.P.
		(ii)	Graham Institutional Partners, LP
		(iii)	Graham Partners L.P.


ITEM 8.		IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

		Not applicable

ITEM 9.		NOTICE OF DISSOLUTION OF GROUP:

		Not applicable

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CUSIP No.:  302046107                     13G                    Page 10 of 11
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ITEM 10.	CERTIFICATION:

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2020

					GRAHAM GROWTH PARTNERS, L.P.*
					By:	Harold W. Berry III

/s/ Harold W. Berry III			/s/ Harold W. Berry III
--------------------------------	--------------------------------
Name:  HAROLD W. BERRY III*		Name:	Harold W. Berry III
					Title:	Managing Member of the
						General Partner


GRAHAM INSTITUTIONAL PARTNERS, LP*	GRAHAM PARTNERS, L.P.*
By:	Harold W. Berry III		By:	Harold W. Berry III

/s/ Harold W. Berry III			/s/ Harold W. Berry III
--------------------------------	--------------------------------
Name:	Harold W. Berry III		Name:	Harold W. Berry III
Title:	Managing Member of the		Title:	Managing Member of the
	General Partner				General Partner


HARBER ASSET MANAGEMENT LLC*		HARBER CAPITAL LLC*
By:	Harold W. Berry III		By:	Harold W. Berry III

/s/ Harold W. Berry III			/s/ Harold W. Berry III
--------------------------------	--------------------------------
Name:	Harold W. Berry III		Name:	Harold W. Berry III
Title:	Managing Member			Title:	Managing Member


* The Reporting Person disclaims beneficial ownership in the shares reported herein except to the extent of its pecuniary interest therein.

                                      EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Common Stock of EXFO Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated:  February 10, 2020

					GRAHAM GROWTH PARTNERS, L.P.
					By:	Harold W. Berry III

/s/ Harold W. Berry III			/s/ Harold W. Berry III
--------------------------------	--------------------------------
Name:  HAROLD W. BERRY III		Name:	Harold W. Berry III
					Title:	Managing Member of the
						General Partner


GRAHAM INSTITUTIONAL PARTNERS, LP	GRAHAM PARTNERS, L.P.
By:	Harold W. Berry III		By:	Harold W. Berry III

/s/ Harold W. Berry III			/s/ Harold W. Berry III
--------------------------------	--------------------------------
Name:	Harold W. Berry III		Name:	Harold W. Berry III
Title:	Managing Member of the		Title:	Managing Member of the
	General Partner				General Partner


HARBER ASSET MANAGEMENT LLC		HARBER CAPITAL LLC
By:	Harold W. Berry III		By:	Harold W. Berry III

/s/ Harold W. Berry III			/s/ Harold W. Berry III
--------------------------------	--------------------------------
Name:	Harold W. Berry III		Name:	Harold W. Berry III
Title:	Managing Member			Title:	Managing Member

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